EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER EARNINGS

ATLANTA, Georgia, August 11, 2005 - Atlantic American Corporation (Nasdaq- AAME) today announced net income of $1.2 million, or $0.04 per diluted share, for the second quarter ended June 30, 2005, compared to net income of $1.1 million, or $0.04 per diluted share, for the second quarter ended June 30, 2004. Realized gains included in 2005-second quarter income were $0.5 million compared to $0.1 million in the second quarter of 2004. For the six months ended June 30, 2005, net income was $0.4 million, or a $0.01 loss per diluted share, compared to net income of $2.6 million, or $0.09 per diluted share, for the same period in 2004.

Total revenues for the second quarter of 2005 were $50.2 million, increasing 6% over 2004 second quarter revenues of $47.4 million. Insurance premiums during this quarter increased 5% over the comparable 2004 premiums and were supplemented by modest increases in investment income and realized investment gains. For the six months ended June 30, 2005, revenues were $100.5 million, increasing 7% over the comparable 2004 revenues of $93.8 million. Substantially all revenue and premium growth during the second quarter and first six months of 2005 occurred in the Company’s property and casualty businesses.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While our second quarter is a marked improvement from the first, we have invested a substantial amount of time reassessing our property and casualty book of business, particularly in Georgia Casualty. While we do not expect the results of our efforts to be immediately apparent, we do believe that we have positioned Georgia Casualty for a return to profitability in the intermediate term. Further, our property and casualty reinsurance costs have become an increasingly significant component of our costs and we are now evaluating specific business opportunities relative to the potential impact on our reinsurance costs. Our life and health business continues to perform well and we remain cautiously optimistic for the balance of 2005.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2005	2004	2005	2004
Insurance premiums	$ 45,312	$ 43,203	$ 91,606	$ 84,595
Investment income	4,272	3,940	8,308	7,919
Realized investment gains, net	474	111	34	818
Other income	130	161	513	487
Total revenue	50,188	47,415	100,461	93,819
Insurance benefits and losses incurred	29,584	27,614	62,508	54,333
Commissions and underwriting expenses	14,636	13,972	29,133	27,399
Interest expense	881	819	1,673	1,633
Other	3,669	3,602	7,361	6,865
Total benefits and expenses	48,770	46,007	100,675	90,230
Income (loss) before income tax expense (benefit)	1,418	1,408	(214)	3,589
Income tax expense (benefit)	176	300	(624)	973
Net income	$ 1,242	$ 1,108	$ 410	$ 2,616
Net income (loss) per common share:
Basic	$ 0.04	$ 0.04	$ (0.01)	$ 0.09
Diluted	$ 0.04	$ 0.04	$ (0.01)	$ 0.09

Selected Balance Sheet Data	June 30, 2005	December 31, 2004
Total investments	$ 267,421	$ 279,035
Total assets	458,395	470,511
Insurance reserves and policy funds	292,304	292,287
Debt	52,738	53,238
Total shareholders' equity	83,020	88,960
Book value per common share	3.26	3.56